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                                                                     EXHIBIT 3.9



                                          December 8, 2000

Ms. Nancy Fitzsimmons
The Bank of New York
101 Barclay Street
New York, NY 10286


                  RE: Vivendi Universal (the "Company")

Dear Ms. Fitzsimmons:

         Reference is made to the Deposit Agreement, dated as of April 19, 1995, as amended and restated as of September 11, 2000, and as further amended and restated as of the date hereof among the Company, The Bank of New York (the "Depositary"), and all Owners and Beneficial Owners from time to time of American Depositary Receipts issued thereunder (the "Deposit Agreement"). With respect to any fees that may be payable pursuant to clause (5) of Section 5.09 or clause (b) of the third paragraph of Section 6.02 of the Deposit Agreement, we agree to pay to the Depositary, in consideration of the Depositary's agreement not to charge and collect from Owners and Beneficial Owners, an amount equal to $2.50 per 100 American Depositary Shares (or portion thereof), to the extent charged by the Depositary, for the execution and delivery of Receipts pursuant to Section 4.03 or for the surrender of Receipts and withdrawal of the Deposited Securities, but in any case solely with respect to Receipts issued to or surrendered by Beneficial Owners who are Owners of Receipts in physical certificated form or through the Direct Registration System which were (i) issued in connection with the Merger Agreement dated as of June 19, 2000 among Vivendi S.A., 3744531 Canada Inc., Canal Plus S.A., Sofiee S.A. and The Seagram Company Ltd. ("Initial Receipts") or (ii) issued to the same Owner in respect of the Initial Receipts delivered. With respect to the foregoing sentence, we agree and acknowledge that the Depositary, in its sole discretion, will determine which Receipts surrendered are eligible for treatment as set forth in such sentence, and that any and all such determinations by the Depositary shall be final and binding on us and all Owners and Beneficial Owners. Notwithstanding the foregoing, it is understood that the Depositary may charge the remainder of the cancellation fee as set forth in clause (5) of Section 5.09 or clause (b) of the third paragraph of Section 6.02 to, and, to the extent charged, such remainder will be borne by, the Owner. The parenthetical references in the third paragraph of Section 6.02 to the deductions of the fee of the Depositary for the surrender of a Receipt (but not the references to expenses and taxes and governmental charges) shall be applicable only after giving affect to the Company's obligation under this letter agreement.
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         Notwithstanding the foregoing, the Company shall, in no event, be obligated to pay an amount greater than $2.50 per 100 American Depositary Shares held by any particular Beneficial Owner who is an Owner, and the Depositary shall not be obligated hereunder to fail to collect any such greater amount from such Owners.

         This letter agreement is being executed and delivered contemporaneously with the Deposit Agreement and shall be deemed to be a part of the Deposit Agreement. Accordingly, the provisions of Sections 5.08 and 6.01 and Article 7 are applicable to this letter agreement. Although the Company acknowledges that the fees or charges of the Depositary can be increased without the approval of the Owners pursuant to the last sentence of Section 6.01(a), any such increase shall not in any way increase or reduce the Company's obligations under this letter agreement.

         Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Deposit Agreement.


                                                Very truly yours,


                                                Vivendi Universal



                                                By: __________________________
                                                Name:
                                                Title:
AGREED

The Bank of New York



By: ___________________
Name:
Title:





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